FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Hastings Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

December 10, 2008

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is December 10, 2008.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that the Livengood Gold Deposit located near Fairbanks, Alaska has been expanded in all directions.

Item 5.	Full Description of Material Change

The Issuer reports that the latest drill results from its 2008 resource expansion drilling program at its bulk tonnage Livengood gold project near Fairbanks, Alaska (see Table 1).  These results, many from the edges of the 2008 Core Zone drill pattern or significant step outs, demonstrate the significant expansion potential of the deposit.  Of the 13 new holes announced in this release, seven have ended in higher grade mineralization, punctuating the excellent depth potential of the deposit.

The new assays demonstrates the continuity of higher grades to the edges and beyond the currently defined Core Zone drill area: to the south (MK-RC-0099 with 53.3 metres @ 1.1 g/t gold, 35.1 metres @ 1.3 g/t gold & 12.2 metres @ 1.2 g/t gold), to the southwest (MK-RC-0098 with 62.5 metres @ 1.1 g/t gold) and to the northeast (MK-RC-0095 with 13.7 metres @ 1.0 g/t gold & 126.5 metres @ 1.2 g/t gold) (see Figures 1 and 2).  Hole MK-RC-0095 represents a major 400 metre step out to the east-northeast from the Core Zone and is extremely encouraging for the intervening area, which is one of the key targets of the winter drilling program to be started in February 2009.  The results continue to expand the mineralization beyond the boundaries of the current resource, all of which will be included in the updated 43-101 resource estimate scheduled for February, 2009 following the return of assays for the remaining 15 2008 drill holes (see Figure 1).

These new results, particularly MK-RC-0095, continue to support the concept of an overall northeast-southwest trend to the zone of mineralization above and beyond the Core Zone as currently defined.  They also highlight a number of high priority targets for expanding the higher grade zone of the deposit.  In 2009 the Issuer will carry out a two stage drill program, including a 5,000 metre winter program and a 6,500 metre summer program, both of which will focus on the higher grade target areas.

Table 1:  New Drill Result Highlights, Livengood Project, Alaska

Significant intercepts calculated using 0.25 g/t gold cut-off.

Hole ID	From (metre)	To (metre)	Length (metres)	Gold (g/t)
MK-RC-0078	134.11	144.78	10.67	0.58
	150.88	153.92	3.04	13.85
	164.59	298.70	134.11	1.03
MK-RC-0083	176.78	227.08	50.30	0.84
includes	184.40	193.55	9.15	2.20
	252.98	262.13	9.15	0.70
	277.37	288.04	10.67	0.69

MK-RC-0092	245.36	257.56	12.20	0.48

MK-RC-0093	140.21	182.88	42.67	0.62
	188.98	214.88	25.90	0.63
	231.65	262.13	30.48	1.07
	268.22	291.08	22.86	1.38
includes	281.94	291.08	9.14	2.40
	295.66	304.80	9.14	0.93
	309.37	315.47	6.10	1.74

MK-RC-0095	1.52	19.81	18.29	0.63
	47.24	60.96	13.72	1.02
	67.06	129.54	62.48	0.92
	141.73	268.22	126.49	1.23
includes	167.64	178.31	10.67	4.59

MK-RC-0096	60.96	67.06	6.10	4.93
	137.16	140.21	3.05	5.19
	150.88	173.74	22.86	1.70
includes	155.45	167.64	12.19	2.94
	178.31	188.98	10.67	1.17
MK-RC-0098	156.97	219.46	62.49	1.09

MK-RC-0099	89.82	108.20	18.28	0.82
	121.92	175.26	53.34	1.10
	204.22	239.27	35.05	1.31
	246.89	259.08	12.19	1.21

MK-RC-0100	164.59	182.88	18.29	0.72
includes	173.74	178.31	4.57	2.02
	188.98	198.12	9.14	0.58
	201.17	213.36	12.19	0.75
	224.03	252.98	28.95	0.86
	262.13	274.32	12.19	0.72

MK-RC-0102	117.35	141.73	24.38	1.90
	163.07	169.16	6.09	0.91
	211.84	274.32	62.48	0.84

MK-RC-0104	Hole lost at 128m
MK-RC-0105	Re-drill of hole 104 - No significant results
MK-RC-0106	115.82	124.97	9.15	1.83
	128.02	153.92	25.90	0.90
	179.83	190.50	10.67	1.59
	193.55	208.79	15.24	0.72
	210.31	281.94	71.63	0.83
	309.37	335.28	25.91	1.70

Figure 1:  Plan map showing distribution of the Issuer drilling and status of assaying as at 30 November 2008.  New assays have continued to expand the higher grade Core Zone.  Drill holes with new assays are shown in red; the four new holes that have continuous intercepts of greater than 50 meters with grades in excess of 1g/t gold are shown with larger collars in magenta.

Figure 2:  Section 428925 illustrating the general geology of the Livengood deposit and distribution of gold mineralization.  Histogram on the right side of the drill traces reflects the arsenic content, which has a high correlation to gold (note the pending holes).

Qualified Person

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this material change report and has approved the disclosure herein.  Mr. Pontius is not independent, as he is the President and CEO of the Issuer and holds common shares and incentive stock options.

The work program at Livengood was designed and is supervised by Dr. Russell Myers, Vice President, Exploration, and Chris Puchner, Chief Geologist (CPG 07048), of the Issuer, who are responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project photograph the core from each individual borehole prior to preparing the split core.  Duplicate reverse circulation drill samples are collected with one split sent for analysis.  Representative chips are retained for geological logging.  All sample shipments are sealed and shipped to ALS Chemex in Fairbanks, Alaska for preparation and then on to ALS Chemex in Vancouver, B.C. for assay.  ALS Chemex’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025: 1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and its U.S. public disclosure filings at www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding the anticipated content, commencement and cost of planned exploration programs, the timing and nature of anticipated exploration program results and the discovery and delineation of mineral deposits/resources/reserves.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.

This material change report contains information with respect to adjacent or similar mineral properties in respect of which the Issuer has no interest or rights to explore or mine. The Issuer advises US investors that the US Securities and Exchange Commission's mining guidelines strictly prohibit information of this type in documents filed with the SEC.  Readers are cautioned that the Issuer has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties are not indicative of mineral deposits on the Issuer’s properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.:  (303) 470-8700

Item 9.	Date of Report

December 10, 2008